Exhibit 99.1

Beta Oil & Gas, Inc. Announces 2004

First Quarter Financial and Operating Results

FOR IMMEDIATE RELEASE – May 12, 2004

Tulsa, Oklahoma – May 12, 2004 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today its financial and operating results for the quarter ended March 31, 2004.

The Company had net income applicable to common shareholders of $.9 million, or $.07 per share, compared to a net loss applicable to common shareholders of $.1 million, or $.01 per share, for the comparable quarter in 2003.  Revenues for the quarter ended March 31, 2004 were $4.1 million compared with $3.1 million for the comparable 2003 quarter.  The increase in net income and revenues for the quarter resulted from a sustained strong oil and natural gas price environment complemented by higher production volumes.  Cash flow from operations for the quarter ended March 31, 2004 was $1.9 million compared with $ .4 million for the comparable 2003 quarter.

Production volumes for the quarter were 683,200 Mcf equivalent (Mcfe) compared to 630,000 Mcfe for the comparable 2003 quarter, an 8% increase.  The increases in production from 2003 were attributable to the Company’s successful drilling and recompletion activities during the last half of 2003 and first quarter 2004 in the West Edmond Hunton Lime Unit located in Oklahoma as well as the new production associated with the drilling successes at the Broussard Field in Louisiana, South Central Kansas and Brookshire Dome, Texas.  Capital expenditures in the first quarter of 2004 were $1.7 million, compared to $.3 million of capital expenditures for the comparable quarter in 2003.

The average price realized by the Company for natural gas for the quarter was $5.74 per Mcf, a 22% increase from the average of $4.71 per Mcf realized in the first quarter last year.  The Company’s average price realized for crude oil increased 29% to $33.16 per barrel compared to $25.72 per barrel in last year’s first quarter.  The average prices we realized in 2003 were reduced by $1.86 per Mcf for gas and $6.21 per barrel of oil as a result of the hedges we had in place during that period.  We had no hedges during the first quarter of 2004.

The Company had a working capital surplus at March 31, 2004 of $2.4 million compared to a $1.9 million surplus at December 31, 2003 and a $1.4 million surplus at March 31, 2003.

Financial Statements and Schedules:

Beta Oil & Gas, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands of $)	March 31, 2004	December 31, 2003
Assets:
Current assets	$4,693.2	$4,394.6
Net property and equipment	41,887.7	41,428.3
Other assets	190.8	292.3
Total	$46,771.7	$46,115.2

Liabilities and Stockholders’ Equity:
Current liabilities	$2,275.3	$2,498.1
Long-term debt	13,284.7	13,284.7
Other liabilities	1,083.6	1,062.8
Stockholders’ equity	30,128.1	29,269.6
Total	$46,771.7	$46,115.2

Beta Oil & Gas, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Quarter Ended
(In thousands of $ except per share data)	March 31, 2004	March 31, 2003
Revenues	$4,052.4	$3,101.2

Cost and Expenses:
Lease operating, including field services	973.6	849.3
General and administrative	861.0	813.8
Depreciation, depletion and amortization	1,071.2	1,335.1
	2,905.8	2,998.2
Income from operations	1,146.6	103.0
Interest expense and other	(111.2)	(121.4)

Income (loss) before income tax	1,035.4	(18.4)
Income tax provision	(23.2)	—
Income (loss) before cumulative effect of change in accounting principle	1,012.2	(18.4)
Cumulative effect of a change in accounting principle	—	1.6
Net income (loss)	1,012.2	(16.8)
Preferred dividends	(111.5)	(110.2)
Net income (loss) applicable to common shareholders	$900.7	$(127.0)

Per diluted common share data:
Net income (loss) applicable to common shareholders	$.07	$(.01)
Weighted average diluted common shares	13,140.9	12,438.3

Beta Oil & Gas, Inc.

Summary Production Data

(Unaudited)

	Quarter Ended
	March 31, 2004	March 31, 2003
Production:
Natural gas – MMcf	480.7	454.5
Crude oil – MBbl	33.8	29.2
Natural gas equivalent – MMcfe	683.2	630.0

Average sales price:
Natural gas per Mcf (A)	$5.74	$4.71
Crude oil per Bbl (B)	$33.16	$25.72

(A)  The average gas price per Mcf includes the impact of hedges. For the quarter ending March 31, 2004 there was no impact from hedges.  For the quarter ending March 31, 2003, the average price was reduced by $1.86 per Mcf.

(B)  The average oil price per Bbl includes the impact of hedges. For the quarter ending March 31, 2004 there was no impact from hedges.  For the quarter ending March 31, 2003 the average price was reduced by $6.21 per Bbl.

The Company’s full quarterly report, or Form 10-Q, can be accessed at www.sec.gov or by visiting the Company’s website at www.betaoil.com.

Beta Oil & Gas, Inc is an independent energy company engaged in the production, exploitation, exploration and development of oil and gas properties.  For more information please contact Joseph L. Burnett at (918) 495-1011.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.